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                                  December 22, 1997


VIA FEDEX DELIVERY


TECHNOLOGY MODELING ASSOCIATES, INC.
595 Lawrence Expressway
Sunnyvale, California  95086

Attention: Board of Directors

         Re: EXHIBIT TAX OPINION TO THE S-4 REGISTRATION STATEMENT FILED IN CONNECTION WITH THE MERGER TRANSACTION INVOLVING TECHNOLOGY MODELING ASSOCIATES, INC. AND AVANT! CORPORATION.

Ladies and Gentlemen:

    We have been requested to render this opinion concerning certain matters of U.S. federal income tax law in connection with the proposed merger (the "MERGER") involving Technology Modeling Associates, Inc., a corporation organized and existing under the laws of the State of California ("TMAI"), Avant! Corporation, a corporation organized and existing under the laws of the State of Delaware ("AVANT!"), and Cardinal Merger Corporation, a wholly-owned subsidiary of Avant!, organized and existing under the laws of the State of California ("MERGER SUB"). The Merger is further described in and is in accordance with the Securities and Exchange Commission Form S-4 Registration Statement filed on December 22, 1997, and related Exhibits thereto, as thereafter amended at any time to and including the date hereof (the "S-4 REGISTRATION STATEMENT"). Our opinion has been requested solely in connection with the filing of the S-4 Registration Statement with the Securities and Exchange Commission with respect to the Merger.

    The Merger is structured as a statutory merger of MERGER SUB with and into TMAI, with TMAI surviving the merger and becoming a wholly-owned subsidiary of AVANT!, all pursuant to the applicable corporate laws of the State of Delaware and in accordance with the Agreement and Plan of Reorganization by and among TMAI, AVANT! and MERGER SUB, dated as of
September 7, 1997, and exhibits thereto (collectively, the "AGREEMENT") and the related Agreement of Merger (collectively, the "MERGER AGREEMENTS"). Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Merger Agreements. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended
(the "CODE").
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    We have acted as legal counsel to TMAI in connection with the Merger.  As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents
(including all schedules and exhibits thereto), among others:

    1.  The S-4 Registration Statement (including exhibits thereto);

    2.  The Merger Agreements;

    3. An Officers' Tax Certificate of AVANT! and MERGER SUB dated November 21, 1997, signed by an authorized officer of each of AVANT! and MERGER SUB and delivered to us from AVANT! and MERGER SUB and incorporated herein by reference; a copy of this Certificate of Officer is attached hereto as Exhibit A;

    4. An Officer's Tax Certificate of TMAI dated December 3, 1997, signed by an authorized officer of TMAI and delivered to us from TMAI and incorporated herein by reference; a copy of this Certificate of Officer is attached hereto as Exhibit B; and

    5. An opinion of counsel, received by AVANT! from Gunderson, Dettmer, Stough, Villeneuve, Franklin & Hachigan, LLP, substantially identical in substance to this opinion (the "GUNDERSON TAX OPINION").

    In addition, we have reviewed such other instruments and documents related to the formation, organization and operation of TMAI, AVANT! and MERGER SUB or the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

    In connection with rendering this opinion, we have assumed or obtained representations and are relying thereon (without any independent investigation or review thereof) that:

    (1) Original documents (including signature) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

    (2) Any representation or statement referred to above made "to the best of knowledge" or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified are true and will remain true through the Effective Date;

    (3) The Merger will be consummated pursuant to the Merger Agreements and will be effective under the laws of the states of California and Delaware;


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    (4)  There is no plan or intention on the part of the TMAI stockholders to engage in a sale, exchange, transfer, distribution, pledge, disposition or any other transaction which would result in a direct or indirect disposition of (a) shares of AVANT! Common Stock to be issued to TMAI stockholders in the Merger, which shares would have an aggregate fair market value, as of the Effective Date of the Merger, in excess of 50% of the aggregate fair market value, immediately prior to the Merger, of all outstanding shares of TMAI stock, or (b) more than 50% of the shares of AVANT! Common Stock to be received in exchange for TMAI Common Stock in the Merger.

    (5) Following the Merger, TMAI will hold "substantially all" of its and MERGER SUB's assets within the meaning of Section 368(a)(2)(E)(i) of the Code and the Treasury Regulations promulgated thereunder and will continue its historic business or use a significant portion of its historic business assets in a business;

    (6) To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg. Section 1.368-1(c) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187; any expenses paid on behalf of TMAI stockholders will not exceed one percent (1%) of the total consideration that will be issued in the Merger to TMAI stockholders in exchange for their shares of TMAI stock;

    (7) No TMAI stockholder has guaranteed or will guarantee any TMAI indebtedness outstanding during the period immediately prior to the Merger, and at all relevant times prior to and including the Effective Date, (i) no outstanding indebtedness of TMAI, AVANT!, or MERGER SUB has or will represent equity for tax purposes; (ii) no outstanding equity of TMAI, AVANT!, or MERGER SUB has represented or will represent indebtedness for tax purposes;
(iii) no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire TMAI capital stock (or to share in the appreciation thereof) constitutes or will constitute "stock" for purposes of Section 368(c) of the Code;

    (8) None of TMAI, AVANT!, or MERGER SUB is, or will be at the time of the Merger, an investment company as defined in Section 368(a)(2)(F) of the Code; and

    (9) Counsel for AVANT! and TMAI will, pursuant to Paragraph 6.1(e) of the Agreement, deliver opinions dated the Closing Date to the effect that the Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code; and

    (10) The Gunderson Tax Opinion has been delivered and will not be withdrawn prior to the Effective Date.

    Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the provisions of the Agreement and the exhibits thereto (and without any waiver, breach or amendment of any of the provisions thereof), the


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Merger will be a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Code and AVANT!, MERGER SUB, and TMAI each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code;

    Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the "SERVICE") and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the U.S. federal income tax laws.

    Our opinion concerning certain of the U.S. federal tax consequences of the Merger is limited to the specific U.S. federal tax consequences presented above. No opinion is expressed as to any transaction other than the Merger, including any transaction undertaken in connection with the Merger. In addition, this opinion does not address any estate, gift, state, local or foreign tax consequences that may result from the Merger. In particular, we express no opinion regarding: (i) the amount, existence, or availability after the Merger, of any of the U.S. federal income tax attributes of TMAI, AVANT! or MERGER SUB; (ii) any transaction in which TMAI Common Stock is acquired or AVANT! Common Stock is disposed other than pursuant to the Merger; (iii) the potential application of the "disqualifying disposition" rules of Section 421 of the Code to dispositions of TMAI Common Stock; (iv) the effects of the Merger and AVANT!'S assumption of outstanding options to acquire TMAI stock on the holders of such options under any TMAI employee stock option or stock purchase plan, respectively; (v) the effects of the Merger on any TMAI stock acquired by the holder subject to the provision of
Section 83(a) of the Code; (vi) the effects of the Merger on any payment which is or may be subject to the provisions of Section 280G of the Code;
and (vii) the application of the collapsible corporation provisions of
Section 341 of the Code to TMAI, AVANT! or MERGER SUB as a result of the Merger.

    No ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusions regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (including if any representations, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinions contained herein could be inapplicable. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

    In addition, we believe that the following fairly presents the current federal income tax law applicable to the Merger, and the material tax consequences to TMAI and


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TMAI's shareholders as a result of the Merger provided that the Merger qualifies as a reorganization under Section 368 of the Code:

    1. No gain or loss should be recognized by holders of TMAI Common Stock solely upon their receipt in the Merger of Avant! Common Stock in exchange therefor (except to the extent of cash received in lieu of a fractional share of Avant! Common Stock).

    2. The aggregate tax basis of the Avant! Common Stock received by TMAI shareholders in the Merger (including any fractional share of Avant! Common Stock not actually received) should be the same as the aggregate tax basis of the TMAI Common Stock surrendered in exchange therefor.

    3. The holding period of the Avant! Common Stock received by each TMAI shareholder in the Merger should include the period for which the TMAI Common Stock surrendered in exchange therefor was considered to be held, provided that the TMAI Common Stock so surrendered is held as a capital asset at the time of the Merger.

    4. Cash payments received by holders of TMAI Common Stock in lieu of a fractional share should be treated as if such fractional share of Avant! Common Stock had been issued in the Merger and then redeemed by Avant!. A TMAI shareholder receiving such cash should recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share.

    5. Holders of TMAI Common Stock who exercise dissenters' rights with respect to their shares of TMAI Common Stock and who receive payment for the shares in cash should generally recognize gain or loss measured by the difference between the amount of cash received and the shareholder's basis in the shares surrendered, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). A sale of TMAI Common Stock pursuant to an exercise of dissenters' rights should generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the shareholder exercising dissenters' rights owns no shares of TMAI Common Stock (either actually or constructively within the meaning of Section 318 of the Code) immediately after the Merger. If, however, a shareholder's sale for cash of TMAI Common Stock pursuant to an exercise of dissenters' rights is a Dividend Equivalent Transaction, then such shareholder may recognize income for federal income tax purposes in an amount equal to the entire amount of cash so received.

    This exhibit opinion is being delivered solely for the purpose of being included as an exhibit to the S-4 Registration Statement; it may not be relied upon or utilized for any other purpose (including, without limitation, satisfying any conditions in the Agreement) or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent. We do, however, consent to the use of this opinion as an exhibit to the S-4 Registration Statement and to the use of our name in the S-4 Registration Statement wherever it appears.


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                                  Very truly yours,



                                  /S/ FENWICK & WEST LLP
                                  ----------------------
                                  FENWICK & WEST LLP
                                  A LIMITED LIABILITY PARTNERSHIP INCLUDING
                                  PROFESSIONAL CORPORATIONS

EXHIBITS:

         EXHIBIT A -- An Officers' Tax Certificate of Avant! Corporation and Cardinal Merger Corporation, dated November 21, 1997, and signed by authorized officers of Avant! Software Corporation and Cardinal Merger Corporation.

         EXHIBIT B -- An Officer's Tax Certificate of Technology Modeling Associates, Inc., dated November 21, 1997, and signed by an authorized officer of Technology Modeling Associates, Inc.


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